As filed with the Securities and Exchange Commission on May 22, 2013

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLUSHING FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-3209278 (I.R.S. Employer Identification No.)

1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(Address of Principal Executive Offices)

Flushing Bank 401(k) Savings Plan
(formerly known as the Flushing Savings Bank, FSB 401(k) Savings Plan)
(Full Title of the Plan)

John R. Buran
President and Chief Executive Officer
Flushing Financial Corporation
1979 Marcus Avenue, Suite E140
Lake Success, New York 11042
(718) 961-5400
(Name, Address, and Telephone Number of Agent For Service)

Copies of all communications to:

Gary J. Simon, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
212-837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities To be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	600,000 shares	$15.635	$9,381,000	$1,279.57

(1)
Each share of Common Stock includes a related right (a “Right”) to purchase junior participating preferred stock of Flushing Financial Corporation (the “Company”).  The Rights are not exercisable or transferable apart from the Common Stock at this time, and accordingly no independent value is attributable to such Rights.

(2)	This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.

(3)
The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on a price of $15.635 per share, which is the average of the high and low sales prices of the Common Stock on May 20, 2013 on the Nasdaq Global Select Market.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold under the Flushing Bank 401(k) Savings Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Flushing Financial Corporation (the “Company”) or the Flushing Bank 401(k) Savings Plan (f/k/a the Flushing Savings Bank, FSB 401(k) Savings Plan) (the “Plan”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	the Company’s Current Reports on Form 8-K filed January 23, 2013, February 27, 2013, February 28, 2013, March 11, 2013, March 12, 2013, April 12, 2013, April 19, 2013, May 21, 2013 and May 22, 2013;

(c)	the description of the Company’s Common Stock contained in the Company’s registration statement therefor and subsequent amendments thereof;

(d)	the description of the Company’s Rights contained in the Registration Statement on Form 8-A filed on September 11, 2006; and

(e)	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2011.

All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnification is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if there are no such directors or if such directors so direct.

Section 145 of the DGCL also authorizes a corporation to pay the expenses (including attorneys’ fees) incurred by an officer or director in defending any such proceedings in advance of their final disposition.  Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified pursuant to Section 145 of the DGCL.  The DGCL also provides that its provisions regarding indemnification and advancement of expenses are not exclusive of other rights which may be provided by bylaw, agreement, or otherwise.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against or incurred by such person in any such capacity, or arising out of such status, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article TENTH of the Company’s Certificate of Incorporation limits the personal liability of directors in specified circumstances and sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they incur in their capacities as such.  Article TENTH provides as follows:

TENTH.

(A) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees and expenses, expenses and cost of investigations, and expenses of enforcement of such person’s rights under this Article TENTH) incurred by such person in connection with such Proceeding; provided, however, that no such indemnification shall be required for amounts paid in any settlement or other nonadjudicated disposition of any Proceeding unless the Board of Directors of the Corporation has given its prior consent to such settlement or disposition.

(C) The right to indemnification conferred by this Article TENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(D) The Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any Proceeding, by reason of the fact that such person is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything to the contrary contained in this Article TENTH, the Corporation shall not indemnify any person in connection with any Proceeding initiated by such person against any other person or entity other than the Corporation or any Subsidiary unless such Proceeding was authorized by the Board of Directors of the Corporation.

Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

The Company has entered into Indemnity Agreements with each of its directors and executive officers, which provide for mandatory indemnification for each such person to the full extent permitted by law against judgments, fines, amounts paid in settlement in connection with any claim arising out of such person’s service to the Company unless he was adjudicated to have acted in bad faith, deliberate dishonesty or for personal gain.  The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

The Company maintains insurance coverage under which the Company’s officers and directors (as well as the Company) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such officers and directors.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index.

Pursuant to the Instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of the shares of Common Stock registered by this Registration Statement is furnished because no original issue shares are being registered.

The Company hereby undertakes to submit the Plan, as amended and restated effective January 1, 2010, and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS to qualify the Plan.

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not disclosed previously in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Success, State of New York, on May 22, 2013.

FLUSHING FINANCIAL CORPORATION

By:	/s/ David W. Fry
Name: David W. Fry
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2013.

Name	Capacity
*	Director, President and Chief Executive Officer (principal executive officer)
John R. Buran
*	Director and Chairman of the Board
John E. Roe, Sr
*	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)
David W. Fry
*	Director
James D. Bennett
*	Director
Steven J. D’Iorio
*	Director
Louis C. Grassi
*	Director
Sam S. Han
Director
Michael J. Hegarty

*	Director
John J. McCabe
*	Director
Vincent F. Nicolosi
*	Director
Donna M. O’Brien
*	Director
Michael J. Russo

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Success, State of New York, on May 22, 2013.

FLUSHING BANK 401(K) SAVINGS PLAN

By:	/s/ David W. Fry
Name: David W. Fry
Title: Member, Flushing Bank Employee Benefits Committee (administrative committee for the Plan)

*By:	/s/ David W. Fry
as authorized by Power of Attorney filed as Exhibit 24.1 to this Registration Statement

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Flushing Financial Corporation (filed as an Exhibit to the Company’s Registration Statement on Form S-1, Registration No. 33-96488)
4.2	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (filed as an Exhibit to the Company’s Registration Statement on Form S-8, filed May 31, 2002)
4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Flushing Financial Corporation (filed as an Exhibit to Form 10-Q for the quarter ended September 30, 2002)
4.4	Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Flushing Financial Corporation (filed as an Exhibit to Form 8-K filed September 21, 2006)
4.5	By-Laws of Flushing Financial Corporation (filed as an Exhibit to the Company’s Registration Statement on Form S-1, Registration No. 33-96488)
4.6	Rights Agreement, dated as of September 8, 2006, between Flushing Financial Corporation and Computershare Trust Company N.A., as Rights Agent (filed as an Exhibit to Form 8-K filed September 21, 2006)

23.1	Consent of Grant Thornton LLP
24.1	Powers of Attorney